Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-176765 on Form S-3 and Registration Statement Number 333-193607 on Form S-3 of our report dated March 2, 2015 relating to the financial statements of United States Oil Fund, LP as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting dated March 2, 2015, appearing in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2014.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 2, 2015